Registration No. 333-120495
MTN No. 607 Rule 424(b)(2)
PRICING SUPPLEMENT No. 12 Dated September 27, 2005 (To Prospectus dated December 17, 2004)
$10,000,000,000
HSBC F I N A N C E C O R P O R A T I O N Medium Term Notes Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $1,235,000,000
Denomination Size:	USD 100,000 minimum denomination USD 1,000 integral multiple thereafter
Price to Public: 100.000%	Proceeds to HSBC: 99.940%
Issue Date: October 4, 2005	Stated Maturity: October 4, 2007
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on September 30, 2005
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .04% (+4 basis points)

Interest Payment Dates: Quarterly on the 4th of each of January, April, July and October, commencing January 4, 2006, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: Quarterly on each Interest Payment Date.
Interest Determination Date: The Second New York and London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$1,111,500,000	DTC 2467
Comerica Securities, Inc.	$61,750,000
Fifth Third Securities, Inc.	$61,750,000
Agent's Discount or Commission: .06%	CUSIP: 40429JAM9